Filed pursuant to Rule 433
September 22, 2006

Relating to
Pricing Supplement No. 104 dated September 22, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Floating Rate Notes
—
CMT Linked Accrual Notes due 2016

Pricing Sheet – September 22, 2006
Issue price:	100%
Aggregate principal amount:	$5,000,000
Original issue date (settlement):	October 3, 2006
Maturity date:	October 3, 2016
Redemption dates:	October 3, 2007 and each January 3, April 3, July 3 and October 3 thereafter.
Redemption percentage:	100%
Interest rate:	For the period from and including the original issue date to but excluding October 3, 2007, 8.00% per annum.
For the period from and including October 3, 2007 to but excluding the maturity date, the interest rate shall be determined as follows: (x) 8.00% per annum times (y) N/ACT (calculated on an actual/actual day count basis); where N = the total number of calendar days in the applicable interest payment period on which 10 year CMT less 2 year CMT is equal to or greater than zero (“accrual days”) and ACT = the total number of calendar days in the applicable interest payment period.
Interest payment dates:	Each January 3, April 3, July 3 and October 3, beginning January 3, 2007 subject to adjustment.
2 year CMT:	As reported on Bloomberg page “H15T2Y <Index>”
10 year CMT:	As reported on Bloomberg page “H15T10Y <Index>”
Denominations:	$1,000 and integral multiples thereof
CUSIP:	61745EUA7
Agent:	Morgan Stanley & Co. Incorporated
Issuer rating:	Aa3 / A+. This rating is not recommendation to buy, sell or hold the notes and there is no guarantee that such rating will remain unchanged or in effect for the term of the notes.
Price to public:	Per Note: 100%
Total: $1,000
Agent’s commissions:	Per Note: 1.75%
Total: $87,500
Proceeds to company:	Per Note: 98.25%
Total: $4,912,500

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Preliminary Pricing Supplement No. 104, dated September 6, 2006
Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006